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                                                              EXHIBIT (a)(8)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF TRIANGLE PHARMACEUTICALS, INC. COMMON STOCK. THE OFFER (AS DEFINED BELOW) DESCRIBED HEREIN IS MADE SOLELY BY THE OFFER TO PURCHASE DATED DECEMBER 16, 2002, AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, EACH OF WHICH IS BEING DELIVERED TO HOLDERS OF TRIANGLE COMMON STOCK. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES OF TRIANGLE COMMON STOCK IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION OR ANY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT THERETO. THE PURCHASER (AS DEFINED BELOW) MAY, IN ITS DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SHARES OF TRIANGLE COMMON STOCK IN SUCH JURISDICTION. IN THOSE JURISDICTIONS WHERE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER BY GOLDMAN, SACHS & CO., THE DEALER MANAGER FOR THE OFFER, OR BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION TO BE DESIGNATED BY THE PURCHASER.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         TRIANGLE PHARMACEUTICALS, INC.
                                       BY
                         SIMBOLO ACQUISITION SUB, INC.,
                          A WHOLLY OWNED SUBSIDIARY OF
                              GILEAD SCIENCES, INC.
                                       AT
                               $6.00 NET PER SHARE

Simbolo Acquisition Sub, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Gilead Sciences, Inc., a Delaware corporation ("Gilead"), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Triangle Pharmaceuticals, Inc., a Delaware corporation ("Triangle"), at a price of $6.00 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 16, 2002 (the "Offer to Purchase"), and the related Letter of Transmittal which, together with any amendments or supplements thereto, collectively constitute the "Offer" described herein. Tendering Triangle stockholders whose shares of Triangle common stock are registered in their own names and who tender their shares directly to Mellon Investor Services LLC (the "Depositary") will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of shares in the Offer. Stockholders of Triangle who hold their shares of Triangle common stock through brokers, dealers, banks, trust companies or other nominees should consult with such institutions to determine whether they will charge any service fees for tendering such stockholder's shares to the Purchaser in the Offer. The Purchaser is offering to acquire all of the shares of Triangle common stock as a first step in Gilead acquiring the entire equity interest in, and thus control of, Triangle. Following the purchase of shares of Triangle common stock in the Offer, the Purchaser intends to complete the Merger described below to enable Gilead to acquire all of the outstanding shares of Triangle common stock that are not tendered to and accepted for payment by the Purchaser in the Offer.

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   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
        CITY TIME, ON JANUARY 15, 2003, UNLESS THE OFFER IS EXTENDED.

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The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn in accordance with the terms of the Offer prior to the Expiration Date (as defined below) of the Offer shares of Triangle common stock that, together with any shares of Triangle common stock then owned by Gilead or any wholly owned subsidiary of Gilead (including the Purchaser), represent a majority of the "Adjusted Outstanding Share Number", which is defined in the Merger Agreement as the sum of all then-outstanding shares of Triangle common stock, plus, at the election of Gilead, an additional number of shares of Triangle common stock up to but not exceeding the aggregate number of shares of Triangle common stock issuable upon the exercise of any outstanding option that is vested or is expected to become vested (other than by reason of the Merger) on or before June 1, 2003, or any warrant or other right to acquire capital stock of Triangle, or upon the conversion of any convertible security. The foregoing condition is referred to as the "Minimum Condition" in this Offer to Purchase. Certain of Triangle's directors and certain additional stockholders of Triangle have entered into stockholder agreements with Gilead and the Purchaser pursuant to which they have agreed, in their respective capacities as stockholders of Triangle, to tender all of their shares of Triangle common stock, as well as any additional shares of Triangle common stock which they may acquire (pursuant to Triangle stock options or otherwise), to the Purchaser in the Offer. The parties to certain of those stockholder agreements have also agreed to vote all of their shares of Triangle common stock in favor of the Merger, the execution and delivery by Triangle of the Merger Agreement and the adoption and approval of the Merger Agreement. As of December 3, 2002, the stockholders who executed stockholder agreements held in the aggregate 31,574,469 shares of Triangle common stock, which represented approximately 41% of the outstanding


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shares of Triangle common stock as of that date. The stockholder agreements provide that they terminate upon any termination of the Merger Agreement.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 3, 2002, by and among Gilead, the Purchaser and Triangle (the "Merger Agreement"), pursuant to which, following the purchase of shares of Triangle common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Triangle (the "Merger"), with Triangle surviving the Merger as a wholly owned subsidiary of Gilead. Upon the completion of the Merger, each outstanding share of Triangle common stock (other than shares owned by Gilead, the Purchaser, Triangle or any wholly owned subsidiary of Gilead or Triangle, or by any stockholder of Triangle who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the price per share paid in the Offer in cash, without interest thereon.

TRIANGLE'S BOARD OF DIRECTORS HAS, AT A MEETING HELD ON DECEMBER 3, 2002, BY THE UNANIMOUS VOTE OF ALL DIRECTORS OF TRIANGLE, (i) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE IN THE BEST INTERESTS OF TRIANGLE AND ITS STOCKHOLDERS, (ii) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER AND (iii) DECLARED THAT THE MERGER AGREEMENT IS ADVISABLE. ACCORDINGLY, TRIANGLE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF TRIANGLE ACCEPT THE OFFER AND TENDER THEIR SHARES OF TRIANGLE COMMON STOCK TO THE PURCHASER IN THE OFFER AND, IF REQUIRED, VOTE TO ADOPT THE MERGER AGREEMENT.

On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and pay for, all shares of Triangle common stock validly tendered to the Purchaser in the Offer and not withdrawn prior to the Expiration Date of the Offer. The Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of Triangle common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares. Payment for shares of Triangle common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for stockholders tendering shares in the Offer for the purpose of receiving payment from the Purchaser and transmitting payment to such stockholders whose shares of Triangle common stock have been accepted for payment in the Offer. For a stockholder to validly tender shares of Triangle common stock in the Offer (i) the certificate(s) representing the tendered shares, together with the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures (a) either a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase), and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer and (b) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) must be received by the Depositary prior to the Expiration Date of the Offer or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date of the Offer.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR SHARES OF TRIANGLE COMMON STOCK THAT ARE TENDERED IN THE OFFER, REGARDLESS OF ANY EXTENSION OF, OR AMENDMENT TO, THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

For purposes of the Offer and as used herein and in the Offer to Purchase, the term "Expiration Date" means 12:00 midnight, New York City time, on January 15, 2003, unless and until the Purchaser extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" will mean the latest time at which the Offer, as so extended by the Purchaser, will expire. Under the terms of the Merger Agreement, upon the written request of Triangle prior to January 15, 2003, the Purchaser is obligated to extend the Offer, by giving oral or written notice of such extension to the Depositary, for such period of time (not more than 15 business days) as Triangle reasonably requests if the Minimum Condition or any other condition provided for in the Merger Agreement (the "Offer Conditions") has not been satisfied or waived by 12:00 midnight, Eastern Standard Time, on January 15, 2003, the initial Expiration Date of the Offer. In addition, if on any subsequent date as of which the Offer is scheduled to expire, any of the Offer Conditions has not been satisfied or waived, the Purchaser shall, if Triangle so requests in writing prior to the then-scheduled Expiration Date of the Offer, extend the Offer from time to time for such period of time (but in each case not more than 15 business days) as Triangle reasonably requests.

If the Purchaser extends the Offer, the Purchaser will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date of the Offer. During any such extension, all shares of Triangle common stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such shares. Shares of Triangle common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described in the Offer to Purchase at any time prior to the Expiration Date of the Offer, and shares that are tendered may also be withdrawn at any time after February 14, 2003 unless accepted for payment on or before that date. In the event that the Purchaser provides for a subsequent offering period following the successful completion of the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

For a withdrawal of shares of Triangle common stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of the Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the



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Depositary and, unless such shares have been tendered by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution"), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of shares may not be rescinded, and any shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered in the Offer, however, by following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date of the Offer. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Gilead, Triangle, Goldman, Sachs & Co., the dealer manager for the Offer (the "Dealer Manager"), the Depositary, Georgeson Shareholder Communciations Inc., the information agent for the Offer (the "Information Agent"), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Under Rule 14d-11 of the Securities Exchange Act of 1934, as amended, and subject to conditions described in the Offer to Purchase, the Purchaser may elect to provide for a subsequent offering period, immediately following the Expiration Date of the Offer, of not less than three business days nor more than twenty business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date of the Offer and the acceptance for payment of, and the payment for, any shares of Triangle common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer, during which holders of shares of Triangle common stock that were not previously tendered in the Offer may tender such shares to the Purchaser in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. The Purchaser will accept for payment, and pay for, any shares of Triangle common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, as promptly as practicable after any such shares are validly tendered to the Purchaser during such subsequent offering period, for the same price paid to holders of shares of Triangle common stock that were validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer, net to the holders thereof in cash. Holders of shares of Triangle common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

Triangle has provided the Purchaser with a list, and security position listings, of Triangle's stockholders for the purpose of disseminating the Offer to holders of shares of Triangle common stock. The Offer to Purchase, and the Letter of Transmittal and other materials related to the Offer will be mailed to record holders of shares of Triangle common stock, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of Triangle's stockholders, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares of Triangle common stock.

The receipt of cash in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder tendering shares of Triangle common stock in the Offer will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Offer or the Merger and the stockholder's aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in the Offer or converted into cash in the Merger, as the case may be. If shares of Triangle common stock that are tendered in the Offer are held by a tendering U.S. stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for such shares exceeds one year. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

The Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to increase the Offer Price or to make any other changes in the terms of and conditions to the Offer, subject to the terms of the Merger Agreement, which provides that certain conditions may not be waived and certain modifications may not be made without the consent of Triangle.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Dealer Manager or the Information Agent as set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other materials related to the Offer may be directed to the Information Agent or the Dealer Manager, as set forth below, or brokers, dealers, banks, trust companies or other nominees, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager and Information Agent, as described in the Offer to Purchase) for soliciting tenders of shares of Triangle common stock in the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:



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                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 STATE STREET, 10TH FLOOR
                               NEW YORK, NY 10004

                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                    ALL OTHERS CALL TOLL FREE: (866) 295-4328

                      THE DEALER MANAGER FOR THE OFFER IS:

                              GOLDMAN, SACHS & CO.
                                 85 BROAD STREET
                            NEW YORK, NEW YORK 10004

                          CALL COLLECT: (212) 902-1000
                         CALL TOLL FREE: (800) 323-5678

December 16, 2002

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